As filed with the Securities and Exchange Commission on September 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3843	87-0442441
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

	27042 Towne Centre Drive, Suite 270
	Lake Forest, California 92610
	(949) 361-1200

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John R. Beaver

President and Chief Executive Officer

BIOLASE, Inc.

27042 Towne Centre Drive, Suite 270

Lake Forest, California 92610 (949) 361-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq. Patrick J. Egan, Esq. Hank Gracin, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 (212) 885-5000	David E. Danovitch, Esq. Angela Gomes, Esq. Aaron M. Schleicher, Esq. Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-273372)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed with respect to the registration of 5,000 additional units (“Units”) on a firm commitment basis, with each Unit consisting of one share of Series J Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series J Convertible Preferred Stock”), of BIOLASE, Inc., a Delaware corporation (the “Registrant”), and one warrant to purchase one-half of one (0.50) share of the Series J Convertible Preferred Stock (the “Warrants”), pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. The contents of the earlier registration statement on Form S-1 (File No. 333-273372) initially filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on July 21, 2023, as amended by Pre-Effective Amendment Nos. 1, 2, 3, 4 and 5 filed with the Commission on August 14, 2023, August 18, 2023, August 30, 2023, September 5, 2023 and September 11, 2023, respectively (the “Prior Registration Statement”), which was declared effective by the Commission on September 13, 2023, and all exhibits thereto are incorporated in this Registration Statement by reference. This Registration Statement also registers an additional 2,500 shares of Series J Convertible Preferred Stock issuable from time to time upon exercise of the Warrants. In addition, this Registration Statement registers an additional 230,061 shares of Common Stock issuable upon conversion of the 5,000 Series J Convertible Preferred Stock and the Warrants to purchase 2,500 shares of Series J Convertible Preferred Stock. This Registration Statement also registers an additional 2,830 shares of Series J Convertible Preferred Stock that are issuable as paid in-kind dividends (“PIK dividends”) and 86,817 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Series J Convertible Preferred Stock issued as PIK dividends.

This Registration Statement is being filed solely to increase the amount of securities offered pursuant to the Prior Registration Statement. The additional securities that are being registered for sale pursuant to this Registration Statement are in an amount and at a price that together represents no more than 20% of the maximum aggregate offering price set forth in Exhibit 107 to the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

5.1	Opinion of Blank Rome LLP	X

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, P.C.	X

23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page to the Registration Statement on Form S-1 of the Registrant (File No. 333-273372) and incorporated herein by reference)		S-1	07/21/2023	24.1	07/21/2023

107	Filing Fee Table	X

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on September 13, 2023.

BIOLASE, INC.
By:	/S/ JOHN R. BEAVER
John R. Beaver
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN R. BEAVER	Director, President and Chief	September 13, 2023
John R. Beaver	Executive Officer (Principal
Executive Officer)

/S/ JENNIFER BRIGHT	Chief Financial Officer (Principal	September 13, 2023
Jennifer Bright	Financial Officer and Principal
Accounting Officer)

*	Director	September 13, 2023
Dr. Jonathan T. Lord

*	Director	September 13, 2023
Dr. Kathleen T. O’Loughlin

*	Director	September 13, 2023
Jess Roper

*	Director	September 13, 2023
Dr. Martha Somerman

*	Director	September 13, 2023
Dr. Carol Gomez Summerhays

*	Director	September 13, 2023
Dr. Kenneth P. Yale

*By:	/s/ John R. Beaver
John R. Beaver
Attorney-in-fact

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